Exhibit 10.1

MERGER SUPPORT AGREEMENT

This MERGER SUPPORT AGREEMENT, dated as of August 10, 2021 (this “Agreement”), is made and entered into by and among Chesapeake Energy Corporation, an Oklahoma corporation (“Parent”), Hannibal Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub Inc.”), Hannibal Merger Sub, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub LLC” and together with Merger Sub Inc., “Merger Subs”), Vine Energy Inc., a Delaware corporation (the “Company”) and the stockholders of the Company listed on the signature pages hereto (the “Stockholders” and, together with Parent, Merger Subs, and the Company, the “Parties”).

RECITALS

WHEREAS, concurrently with the execution and delivery hereof, Parent, Merger Subs, Vine Energy Holdings LLC, a Delaware limited liability company, and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”);

WHEREAS, as of the date hereof, the Stockholders collectively Beneficially Own 20,600,721 shares of Class A common stock, par value $0.01 per share, of the Company (“Company Class A Common Stock”) and 34,218,535 shares of Class B common stock, par value $0.01 per share, of the Company (“Company Class B Common Stock” and together with the Company Class A Common Stock, the “Company Common Stock”), as set forth on Exhibit A attached hereto (the “Existing Shares”);

WHEREAS, as of the date hereof, the Stockholders collectively Beneficially Own 34,218,535 Class B Units representing limited liability company interests in Holdings (“Holdings Units”), as set forth on Exhibit A attached hereto; and

WHEREAS, as a material condition and inducement to Parent and Merger Subs to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

Section 1.1    Defined Terms. As used herein, the following terms have the following meanings:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, Controls, or is Controlled by, or is under common Control with, such Person.

“Beneficially Own” means, shares over which the entities listed on Exhibit A attached hereto have sole, direct record and/or “beneficial ownership” for purposes of Rule 13d-3 or 13d-5 under the Exchange Act as in effect on the date hereof. Similar terms such as “Beneficial Ownership,” “Beneficial Owner” and “Beneficially Owned” have the corresponding meanings. For the avoidance of doubt, Parent shall not be deemed to be the Beneficial Owner of any Company Common Stock by virtue of this Agreement or of the Merger Agreement.

“Control” (including, with its correlative meanings) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership interests or other ownership interests, by Contract or otherwise.

“Covered Company Shares” means, with respect to each Stockholder, (a) the Existing Shares Beneficially Owned by such Stockholder and (b) any Company Common Stock of which such Stockholder has Beneficial Ownership after the date hereof, in each case during the Term (as defined below); provided, however, that Covered Company Shares shall not include any Company securities that a Stockholder Transfers following the date of this Agreement pursuant to and in accordance with Section 2.1(b)(ii) or Section 3.4.

“Lien” means any lien, claim, mortgage, encumbrance, pledge, deed of trust, security interest, equity or charge of any kind.

“Transfer” means any (i) sale, assignment, transfer, conveyance, gift, pledge, distribution, hypothecation or other encumbrance or any other disposition, whether voluntary, involuntary or by operation of law, whether effected directly or indirectly, or (ii) the entry into any legally binding contract, commitment or understanding with respect to any of the foregoing in clause (i). “Transfer” also shall mean, with respect to the capital stock or interest in capital stock, the entry into any swap or any contract, transaction or series of transaction that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, contract, transaction or series of transactions is to be settled by delivery of Company securities, in cash or otherwise (the foregoing collectively being referred to as “swap/hedge”). “Transfers” or “Transferred” shall each have a correlative meaning.

Section 1.2    Interpretations. Each capitalized term used but not defined herein has the meaning given to it in the Merger Agreement. Where a reference herein is made to a Section or Exhibit such reference will be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used herein they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision hereof. The definitions contained herein are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument, or statute defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument, or statute as from time to time amended, modified, or supplemented, including, in the case of Contracts or instruments, by waiver or consent and, in the case of statutes, by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and permitted assigns. Where this Agreement states that a party “shall,” “will” or “must” perform in some manner it means that the party is legally obligated to do so under this Agreement.

ARTICLE II

VOTING AGREEMENT AND IRREVOCABLE PROXY

Section 2.1    Agreement to Vote.

(a)    From and after the date hereof until the date that this Agreement terminates in accordance with its terms (the “Term”), and without in any way limiting each Stockholder’s right to vote the Covered Company Shares in its sole discretion on any other matters not set forth in Section 2.1(a)(ii) that may be submitted at the Company Stockholders Meeting and at any other meeting of the stockholders of the Company (“Company Stockholders”) (in each case, in accordance with the Merger Agreement), however called, in each case, including any adjournment or postponement thereof, and in connection with any written consent of the Company Stockholders solicited by the Company from the holders of Company Common Stock in lieu of a meeting of stockholders in accordance with the terms of the Merger Agreement, such Stockholder shall, in each case to the fullest extent that the Covered Company Shares are entitled to vote thereon or consent thereto, or in any other circumstance in which the vote, consent or other approval of the Company Stockholders is sought:

(i)    appear at each such meeting or otherwise cause such Stockholder’s Covered Company Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii)    vote (or cause to be voted), in person or by proxy, or if applicable deliver (or cause to be delivered) a written consent covering, all of such Stockholder’s Covered Company Shares:

(1)    in favor of the adoption of the Merger Agreement and each other proposal related to the transactions contemplated by the Merger Agreement included on the agenda for such meeting, if any;

(2)    in favor of any proposal to adjourn a meeting of the Company Stockholders to solicit additional proxies in favor of the adoption of the Merger Agreement;

(3)    against any Company Competing Proposal; and

(4)    against any other proposal, action or transaction that is intended to, or could reasonably be expected to, materially impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the consummation of the Merger or the performance of this Agreement or the performance by the Company of its obligations under the Merger Agreement, including (x) against any proposal, action or transaction that could reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VII of the Merger Agreement not being satisfied, or that would result in a breach in respect of any representation, warranty, covenant or agreement of this Agreement or of the Company pursuant to the Merger Agreement and (y) any amendments to the Organizational Documents of the Company if such amendment could reasonably be expected to prevent or delay of the Closing.

(b)    Notwithstanding anything herein to the contrary, in the event of a Company Change of Recommendation made in compliance with the terms of the Merger Agreement:

(i)    the aggregate number of shares of Company Common Stock of the Stockholders considered to be “Covered Company Shares” from and after the time of such Company Change of Recommendation, for all purposes of this Agreement, shall automatically be modified without any further notice or any action by Parent or the Stockholders to be only, in the aggregate, 26,340,740 shares of Company Common Stock (the “Committed Covered Company Shares”), such that the Stockholders shall only be obligated to vote (or execute and return an action by written consent with respect to) the Committed Covered Company Shares in the manner set forth in Section 2.1(a) after giving effect to such modification; and

(ii)    the Stockholders, in their sole discretion, shall be free to Transfer, and to vote or cause to be voted, in person or by proxy, all of the remaining Covered Company Shares in excess of the Committed Covered Company Shares in any manner they, individually or collectively, may choose.

For the avoidance of doubt, in all events the Committed Covered Company Shares shall be deemed to be “Covered Company Shares” for purposes of this Agreement.

(c)    Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining whether a quorum is present (if applicable) and for purposes of recording the results of the vote or consent.

Section 2.2    Grant of Irrevocable Proxy. Each of the Stockholders hereby appoint as its proxy and attorney-in-fact Parent, and any executive officer of Parent designated by Parent in writing, each of them individually, with full power of substitution and re-substitution, to the fullest extent of the Stockholder’s rights with respect to the Covered Company Shares, effective as of and for the duration of the Term, to attend any meeting of the Company Stockholders on behalf of such Stockholder or otherwise cause all of the Covered Company Shares to be counted as present thereat for purposes of establishing a quorum, to vote (or execute written consents, if applicable) with respect to the Covered Company Shares solely as required pursuant to Section 2.1, and in each case, solely in the event of a failure by the

Stockholder to act in accordance with Section 2.1 . The proxy granted by each of the Stockholders under this Agreement shall be irrevocable during the Term and shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy. Each of the Stockholders (a) will take such further action or execute such other instruments to the extent necessary to effectuate the intent of such proxy and this Section 2.2, (b) hereby represents that any proxies heretofore given in respect of the Covered Company Shares, if any, are revocable and (c) hereby revokes any proxy previously granted by the Stockholder with respect to any Covered Company Shares. The power of attorney granted by the Stockholder under this Section 2.2 is a durable power of attorney and the irrevocable proxy and power of attorney granted by this Section 2.2 shall survive the bankruptcy and the dissolution, cancellation, termination, liquidation or winding up of the Stockholder. During the Term, the Stockholder shall not directly or indirectly grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization or enter into any voting agreement or voting arrangement (including any voting trust) with respect to any of such Stockholder’s Covered Company Shares that are inconsistent with such Stockholder’s obligations hereunder or have the effect of preventing or materially impeding such Stockholder from performing its obligations under this Agreement. Parent may terminate this proxy with respect to any of the Stockholders at any time at its sole election by written notice provided to such Stockholder. For the avoidance of doubt, the proxy granted by each of the Stockholders under this Agreement automatically shall terminate and expire upon the termination of this Agreement and also shall expire and terminate with respect to the shares of Company Common Stock referred to in Section 2.1 (b)(ii) hereof in the event of a Company Change of Recommendation in accordance with the terms of the Merger Agreement.

ARTICLE III

OTHER COVENANTS

Section 3.1    No Solicitation. Each Stockholder agrees to comply with the obligations applicable to the Company pursuant to Section 6.3 of the Merger Agreement as if it were a party thereto and such provisions applied to the Stockholder mutatis mutandis. For the avoidance of doubt, solely to the extent the Company is permitted to take actions pursuant to the exceptions set forth in Section 6.3 of the Merger Agreement, the Stockholders likewise shall be permitted to take such actions.

Section 3.2    Directors and Officers. Notwithstanding any provision of this Agreement to the contrary but without limiting any provision of the Merger Agreement, this Agreement shall apply to each Stockholder solely in such Stockholder’s capacity as a holder of Covered Company Shares and/or other Company Common Stock and not in such Stockholder’s or any partner, officer, employee or Affiliate of such Stockholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or in such Stockholder’s or any partner, officer, employee or Affiliate of such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary but without limiting any provision of the Merger Agreement, nothing in this Agreement shall (or require such Stockholder or any partner, officer, employee or Affiliate of such Stockholder to attempt to) limit or restrict any actions or omissions of any such Person in his or her capacity as a director and/or officer of the Company or any of its Subsidiaries or from fulfilling the duties and obligations of such office, including in the exercise of his or her fiduciary duties as a director and/or officer of the Company or any of its Subsidiaries, or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of the Company or any of its Subsidiaries or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

Section 3.3    Stock Dividends, Distributions, Etc. In the event of a stock split, reverse stock split, stock dividend or distribution, or any change in Company Common Stock by reason of any recapitalization, combination, reclassification, exchange of shares or similar transaction, the terms “Existing Shares,” “Covered Company Shares,” and “Committed Covered Company Shares” shall be deemed to refer to and include all such stock dividends and distributions and any Company securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 3.4    No Transfers. Subject to the provisions of Section 2.1(b)(ii), each Stockholder hereby covenants and agrees that between the date hereof and the termination hereof in accordance herewith, such Stockholder will not Transfer any Covered Company Shares. Notwithstanding the foregoing, in connection with any Transfer not involving or relating to any Company Competing Proposal, such Stockholder may Transfer any or all of its Covered Company Shares (i) pursuant to a margin loan or swap/hedge, provided that, in connection therewith the Stockholders retain their right to vote all of the Covered Company Shares subject to those arrangements in accordance with the provisions of this Agreement, or (ii) to any Subsidiary or controlled Affiliate of the Stockholder; provided, however, that in the case of clause (ii), prior to and as a condition to the effectiveness of such Transfer, each Person to which any of such Covered Company Shares or any interest in any of such Covered Company Shares is Transferred shall have executed and delivered to Parent and Merger Subs a counterpart to this Agreement pursuant to which such Person shall be bound by all of the terms and provisions hereof. For the avoidance of doubt, no Transfer of Covered Company Shares shall relieve any Stockholder of its obligations under Section 2.1 so long as such Stockholder remains entitled to vote such Covered Company Shares thereon or consent thereto. If any involuntary Transfer of any of the Covered Company Shares shall occur (including a sale by Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Covered Company Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect for the Term.

Section 3.5    Disclosure. Each Stockholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission (the “SEC”), Nasdaq or any other national securities exchange and, to the extent required by applicable Laws, the Proxy Statement (including all documents and schedules filed with the SEC in connection therewith) and any other required filings under the Securities Act or the Exchange Act or otherwise required by Law, its identity and ownership of the Covered Company Shares and the nature of its commitments, arrangements and understandings under this Agreement; provided, however, that each Stockholder shall be given a reasonable opportunity to review and comment upon any such announcement or disclosure required by the SEC.

Section 3.7    Public Statements. Each Stockholder hereby agrees that it shall not, and shall not permit any of its Subsidiaries or controlled Affiliates to, or authorize or permit any director, officer, trustee, employee or partner of such Person or any of its Subsidiaries or Affiliates or any Representative thereof to, directly or indirectly, issue any press release or make any other public statement with respect to the Merger Agreement, this Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement or by this Agreement that is inconsistent with the transactions contemplated by this Agreement or the Merger Agreement. Notwithstanding the foregoing, the provisions of this Section 3.7 shall not apply from and after such time as there is a Company Change of Recommendation.

Section 3.8    Support. Each Stockholder shall use its reasonable best efforts to provide assistance to Parent, Merger Subs and the Company by supplying and providing complete and accurate information to, and as reasonably requested by, Parent, Merger Subs, the Company or any Governmental Entity or other Person in connection with the making of any filings to or with, or obtaining any consent of, any Governmental Entity with respect to the Merger Agreement or the Merger.

Section 3.9    Appraisal Rights. Each Stockholder irrevocably and unconditionally agrees not to exercise any rights of appraisal or any dissenters’ rights that such Stockholder may have (whether under applicable Law or otherwise) or could potentially have or acquire in connection with the Merger, and such Stockholder hereby irrevocably and unconditionally waives any such rights of appraisal or rights to dissent that the Stockholder may have under applicable Law.

Section 3.10    Exchange. Each Stockholder and the Company hereby agree to take all actions necessary to exchange all of the Holdings Units (and a corresponding number of shares of Company Class B Common Stock) Beneficially Owned by such Stockholder for an equivalent number of shares of Company Class A Common Stock, immediately prior to the Effective Time, as contemplated by Section 3.2 of the Merger Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder, severally and not jointly, represents and warrants to Parent and Merger Subs as to itself as follows, in each case, as of the date hereof:

Section 4.1    Qualification and Organization. Such Stockholder is duly organized, validly existing and in good standing under the Laws of the state of its jurisdiction of incorporation, formation or organization, as applicable. Such Stockholder has all requisite entity power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Stockholder’s ability to perform and comply with its covenants and agreements under this Agreement. Such Stockholder is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Stockholder’s ability to perform and comply with its covenants and agreements under this Agreement.

Section 4.2    Authority Relative to this Agreement; No Violation.

(a)     Such Stockholder has all requisite entity power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the governing body of such Stockholder and no other entity proceedings on the part of such Stockholder are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Subs, constitutes the legal, valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to Creditors’ Rights.

(b)    No authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by such Stockholder of the transactions contemplated hereby. Nothing herein shall preclude a Stockholder from making such filings as are required by applicable Law in connection with the entering into of this Agreement, including an amendment to any Schedule 13D or Schedule 13G previously filed by a Stockholder with the SEC.

(c)    The execution and delivery by such Stockholder of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) (1) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration or put right of any material obligation or to the loss of a material benefit under any Contract or agreement to which such Stockholder is a party or (2) result in the creation of any Liens upon any of the properties or assets of such Stockholder, (ii) if applicable, conflict with or result in any material violation of any provision of the Organizational Documents, in each case as amended or restated, of such Stockholder or (iii) conflict with or materially violate any applicable Law, other than, in the case of clauses (i) and (iii), any such material violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to perform and comply with its covenants and agreements under this Agreement.

Section 4.3    Ownership of Shares. Such Stockholder Beneficially Owns the Existing Shares and the Holdings Units set forth opposite such Stockholder’s name on Exhibit A, free and clear of any Liens, and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell or Transfer the Existing Shares) other than this Agreement and any limitations or restrictions imposed under applicable securities Laws. The Existing Shares set forth opposite such Stockholder’s name on Exhibit A constitute all of the shares of Company Common Stock, and all of the Covered Company Shares, in each case, Beneficially Owned by such Stockholder as of the date hereof. The Holdings Units set forth opposite such Stockholder’s name on Exhibit A constitute all of the limited liability company interests in Holdings Beneficially Owned by such Stockholder as of the date hereof. As of the date hereof, the Stockholder does not Beneficially Own any shares of capital stock or other securities of Parent. Stockholder has not entered into or agreed to enter into any option, call, put, derivative, hedging, swap, forward or other similar arrangement in respect of Covered Company Shares or Holdings Unit, and has no agreement, arrangement or understanding with respect to any of the foregoing.

Section 4.4    Investigation; Litigation. To the knowledge of such Stockholder, (a) there is no investigation or review pending or threatened by any Governmental Entity, (b) there are no Actions pending or threatened by or before any Governmental Entity against such Stockholder or any of its properties or assets and (c) there are no orders of any Governmental Entity outstanding binding on such Stockholder or any of its respective properties or assets, in each case, that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to perform and comply with its covenants and agreements under this Agreement.

ARTICLE V

TERMINATION

Section 5.1    Termination. This Agreement shall terminate upon the earliest to occur of the following (the date of such termination date, the “Termination Date”) (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, and (c) an amendment to the Merger Agreement without the prior written consent of each Stockholder that (i) reduces the Merger Consideration, on a per share of Company Class A Common Stock basis, or, (ii) changes the form of consideration payable in the Merger to the holders of Company Class A Common Stock (each amendment in clause (i) and (ii), a “Fundamental Amendment”) or (d) the mutual written consent of the Parties. In the event of any such termination hereof, the obligations of the Parties under this Agreement shall terminate and there shall be no liability on the part of any Party with respect to this Agreement; provided, however, that (i) this Article V and Article VI shall survive any such termination and each remain in full force and effect and (ii) no Party shall be relieved or released from any liability or damages arising from a Willful and Material Breach of any provision hereof arising prior to such termination. If the Stockholders do not exercise the termination right described above with respect to a Fundamental Amendment within five (5) Business Days following the date the Stockholder is notified that a Fundamental Amendment has been effected, then this Agreement shall give effect to any modified terms incorporated from the Merger Agreement and, except as so modified, shall continue in full force and effect with respect to the Stockholders.

ARTICLE VI

MISCELLANEOUS

Section 6.1    No Ownership Interest. Nothing herein shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Company Shares. Except as otherwise provided herein, all rights, ownership and economic benefits of and relating to the Covered Company Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Covered Company Shares.

Section 6.2    Amendment and Modification. This Agreement may be amended, changed or supplemented in any and all respects, whether before or after obtainment of the Company Stockholder Approval, only by the written agreement of Parties.

Section 6.3    Extension; Waiver. At any time prior to the Effective Time, each Party may (a) extend the time for the performance of any obligation or other act of the other Parties, (b) waive any inaccuracies in the representations and warranties hereunder of the other Parties or (c) waive compliance with any covenant or agreement hereunder of the other Parties; provided that any such extension or waiver shall be set forth in an instrument in writing signed on behalf of such extending or waiving Party. The failure of any Party to assert any of its rights hereunder or otherwise shall not be a waiver of such rights, and no single or partial exercise by any Party of any of its rights hereunder shall preclude any other or further exercise of such rights or any other rights hereunder.

Section 6.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by non-automatic means, whether electronic or otherwise), (b) when sent by email (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party under this provision):

(a)	if to Parent or Merger Subs, to:

Chesapeake Energy Corporation

6100 North Western Ave.

Oklahoma City, Oklahoma 73118

Attention:     Benjamin E. Russ

E-mail:         ben.russ@chk.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention:    William N. Finnegan IV, Kevin M. Richardson

Email:          bill.finnegan@lw.com; kevin.richardson@lw.com

(b)	If to any Stockholder, to:

Blackstone Inc.

345 Park Avenue

New York, New York 10154

Attention:    Angelo Acconcia

Email:          acconcia@blackstone.com

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 5th Avenue

New York, NY 10153

Attention:         Raymond O. Gietz

Facsimile:        (212) 310-8007

Email:              raymond.gietz@weil.com

and

Weil, Gotshal & Manges LLP

700 Louisiana Street, Suite 1700

Houston, TX 77002

Attention:         Jeffery K. Malonson

Facsimile:        (713) 546-5050

Email:              jeff.malonson@weil.com

(c)	If to the Company, to:

Vine Energy Inc.

5800 Granite Parkway, Suite 550

Plano, TX 75024

Attention:        Eric D. Marsh

Email:              emarsh1@vineenergy.com

with a copy to (which shall not constitute notice):

with a required copy to (which copy shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Attention:         Andrew Calder, P.C.

      Douglas E. Bacon, P.C.

      William J. Benitez, P.C.

E-mail:             andrew.calder@kirkland.com

      doug.bacon@kirkland.com

      wbenitez@kirkland.com

Section 6.5    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall be one (1) and the same instrument. Delivery of an executed counterpart hereof by facsimile or other electronic transmission (including email or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be effective as delivery of an original counterpart hereof.

Section 6.6    Entire Agreement; Third-Party Beneficiaries. This Agreement (including the exhibit hereto) (a) is the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties related to the subject matter hereof and thereof and (b) is not intended to confer any rights, benefits, remedies or liabilities on any Person other than the Parties and their respective successors and permitted assigns.

Section 6.7    Severability. If any term, provision, covenant or restriction hereof is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.8    Assignment. Neither this Agreement nor any of the rights, interests, covenants or agreements hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void. This Agreement shall be binding on, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 6.9    Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement, and all Actions and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity), that may be based on this Agreement, arise out of this Agreement or relate hereto or to the Merger, the other transactions contemplated hereby or the negotiation, execution, performance or subject matter hereof, shall be governed by the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. For any Action or cause of action that may be based on this Agreement, arise out of this Agreement or relate hereto or to the Merger, the other transactions contemplated hereby or the negotiation, execution, performance or subject matter hereof, each Party (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the U.S. District Court for the District of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, (ii) agrees that all such Actions and causes of action shall be heard and determined exclusively under the foregoing clause (i), (iii) waives any objection to laying venue in any such Actions or cause of action in such courts, (iv) waives any objection that any such court is an inconvenient forum or does not have jurisdiction over any Party and (v) agrees that service of process upon such Party in any such Action or cause of action shall be effective if such process is given as a notice under Section 6.4. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN

ANY ACTION OR CAUSE OF ACTION THAT MAY BE BASED ON THIS AGREEMENT, ARISE OUT OF THIS AGREEMENT OR RELATE HERETO OR TO THE MERGER, THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THE NEGOTIATION, EXECUTION, PERFORMANCE OR SUBJECT MATTER HEREOF.

Section 6.10    Remedies.

(a)    The Parties acknowledge and agree that irreparable damage would occur in the event that any provision hereof was not performed under their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the termination hereof under Article VI, the Parties shall be entitled to an injunction or injunctions to prevent breaches hereof and to enforce specifically the performance of terms and provisions hereof, without proof of actual damages (and each Party waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The Parties further agree not to assert (i) that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason or (ii) that a remedy of monetary damages would provide an adequate remedy for any such breach.

(b)    For the avoidance of doubt, in no event shall the exercise of a Party’s right to seek specific performance pursuant to this Section 6.10 reduce, restrict or otherwise limit such Party’s right to terminate this Agreement pursuant to Section 5.1 or pursue all applicable remedies at Law to the extent not limited hereby.

Section 6.11    Headings. Headings of the Articles and Sections hereof are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever.

Section 6.12    No Strict Construction. The Parties have been represented by counsel during the negotiation and execution hereof and, therefore, waive the application of any applicable Law, holding or rule of construction providing that ambiguities in a Contract or other document shall be construed against the Party drafting such Contract or document. Each Party has participated in the drafting and negotiation hereof. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions hereof.

Section 6.13    Exhibit. The Exhibit hereto is incorporated and made a part hereof and is an integral part hereof.

Section 6.14    Expenses. All fees and expenses incurred by the Parties shall be borne solely by the Party that has incurred such fees and expenses.

Section 6.15    Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof may only be made against the entities that are expressly identified as a Party and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any Party or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate (other than the Stockholders) of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach hereof against, or seek to recover monetary damages from, any Non-Recourse Party.

Section 6.16    Stockholder Related Parties. None of the provisions of this Agreement shall in any way limit the activities of Blackstone Inc. or any of its affiliates (other than the affiliate of Blackstone Inc. that is a Stockholder and a party to this Agreement (the “Blackstone Stockholder”)); provided, however, that it will be considered a breach of this Agreement if any affiliate of the Blackstone Stockholder takes any action at the direction or instruction of the Blackstone Stockholder that would be a breach of this Agreement if such action was taken directly by the Blackstone Stockholder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, as of the date first written above.

PARENT:

CHESAPEAKE ENERGY CORPORATION

By:	/s/ Benjamin E. Russ
Name:	Benjamin E. Russ
Title:	Executive Vice President, General Counsel and Corporate Secretary

MERGER SUBS:

HANNIBAL MERGER SUB, INC.

By:	/s/ Benjamin E. Russ
Name:	Benjamin E. Russ
Title:	President and Secretary

HANNIBAL MERGER SUB, LLC

By:	/s/ Benjamin E. Russ
Name:	Benjamin E. Russ
Title:	Executive Vice President, General Counsel and Corporate Secretary

[Signature Page to Agreement and Plan of Merger]

VINE ENERGY INC.

By:	/s/ Eric D. Marsh
Name:	Eric D. Marsh
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO MERGER SUPPORT AGREEMENT]